                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)*


                         RightChoice Managed Care, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    76657T102
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)
          [_]  Rule 13d-(c)
          [_]  Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         76657T102
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Corporation
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [X]
       (b)  [_]
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware corporation
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 NUMBER OF            5.   SOLE VOTING POWER
 SHARES                             0
 BENEFICIALLY         --------------------------------------------------------
 OWNED BY             6.   SHARED VOTING POWER
 EACH  REPORTING                    10,179,536
 PERSON               --------------------------------------------------------
 WITH                 7.   SOLE DISPOSITIVE POWER
                                    0
                      --------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER
                                    0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    10,179,536
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*        [_]     N/A
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    52%
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12.  TYPE OF REPORTING PERSON

                    HC
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CUSIP No.    76657T102
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Wilmington Trust Company
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [X]
       (b)  [_]
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware banking corporation
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NUMBER OF         5.   SOLE VOTING POWER
SHARES                           0
BENEFICIALLY      ------------------------------------------------------------
OWNED BY          6.   SHARED VOTING POWER
EACH                             10,179,536
REPORTING         ------------------------------------------------------------
PERSON WITH:      7.   SOLE DISPOSITIVE POWER
                                 0
                  ------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                 0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 10,179,536
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*       [_]   N/A
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    52%
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12.  TYPE OF REPORTING PERSON*

                    BK
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CUSIP No.  76657T102
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Item 1(a).  Name of Issuer:

            RightChoice Managed Care, Inc.

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Item 1(b).  Address of Issuer's Principal Executive Offices:

            1831 Chestnut Street
            St. Louis, MO  63103-2275
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Item 2(a).  Name of Person Filing:

            Wilmington Trust Corporation and Wilmington Trust Company
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1100 North Market Street
            Wilmington, DE  19890
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Item 2(c).  Citizenship:

            Wilmington Trust Corporation is a Delaware corporation;
            Wilmington Trust Company is a Delaware banking corporation.
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Item 2(d).  Title of Class of Securities:

            Common Stock
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Item 2(e).  CUSIP Number:

            76657T102
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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
                 Act.

       (b)  [X]  Bank as defined in Section 3(a)(6) of the Exchange Act.

CUSIP No.  76657T102

            Wilmington Trust Company, is a direct, wholly-owned subsidiary of Wilmington Trust Corporation.

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [_] Investment company registered under Section 8 of the Investment Company Act.

       (e)  [_]  An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            Wilmington Trust Corporation is a Parent Holding Company.

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Wilmington Trust Corporation and Wilmington Trust Company are a
            Group.

Item 4.     Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Wilmington Trust Corporation:     10,179,536 shares
          Wilmington Trust Company:         10,179,536 shares

     (b)  Percent of class:

          Wilmington Trust Corporation:     52%
          Wilmington Trust Company:         52%

     (c)  Number of shares as to which Wilmington Trust Corporation has:

          (i)   Sole power to vote or to direct the vote  0 shares

          (ii)  Shared power to vote or to direct the vote 10,179,536 shares

          (iii) Sole power to dispose or to direct the disposition of 0 shares

          (iv)  Shared power to dispose or to direct the disposition of 0 shares

          Number of shares as to which Wilmington Trust Company has:

          (i)   Sole power to vote or to direct the vote  0 shares

          (ii)  Shared power to vote or to direct the vote 10,179,536 shares

          (iii) Sole power to dispose or to direct the disposition of 0 shares

          (iv)  Shared power to dispose or to direct the disposition of 0 shares

CUSIP No.  76657T102

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Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following   [  ]
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Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Wilmington Trust Company serves as Voting Trustee under agreement dated November 30, 2000.
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Wilmington Trust Company:  BK

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Item 8.  Identification and Classification of Members of the Group.

         Wilmington Trust Corporation:      HC
         Wilmington Trust Company:          BK
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Item 9.  Notice of Dissolution of Group.

         Not applicable.

CUSIP No.  76657T102

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Item 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 30, 2002                    WILMINGTON TRUST CORPORATION

                                    By: /s/ Michael A. DiGregorio
                                        -------------------------
                                        Michael A. DiGregorio
                                        Vice President and Secretary

                                    WILMINGTON TRUST COMPANY

                                    By: /s/ Cynthia L. Corliss
                                        -------------------------
                                        Cynthia L. Corliss
                                        Vice President

CUSIP No.  76657T102

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).